Exhibit 10.4

Loan No. 10202952

ENVIRONMENTAL INDEMNITY AGREEMENT

THIS ENVIRONMENTAL INDEMNITY AGREEMENT (this “Agreement”) is made as of September 12, 2019, by ARG CMGLTWY001, LLC, ARG SSFSRIN001, LLC, ARG EQWBGPA001, LLC, ARG HCCLHGA001, LLC, ARG UPDBNMI001, LLC, ARG CDNCNOH001, LLC, ARG MT2PKSLB001, LLC, ARG HRTFTGA001, LLC, ARC FELKCLA001, LLC, ARG EHBIRAL001, LLC, ARC ATSNTTX001, LLC and ARC SLSTCCA001, LLC, each a Delaware limited liability company (individually and collectively, as the context may require, the “Borrower”), each having an address at 405 Park Avenue, New York, New York 10022, and GLOBAL NET LEASE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, having an address at 405 Park Avenue, New York, New York 10022 (“Guarantor”); Borrower and Guarantor hereinafter referred to, individually and collectively, as the context may require, as “Indemnitor”), in favor of KEYBANK NATIONAL ASSOCIATION, a national banking association, having an address at 11501 Outlook, Suite 300, Overland Park, Kansas 66211 (together with its successors and assigns, “Indemnitee”) and the other Indemnified Parties (as defined in the Loan Agreement).

RECITALS:

The following recitals are a material part of this Agreement.

A.       Borrower is the owner of the Property.

B.       Indemnitee is prepared to make a loan (the “Loan”) to Borrower in the original principal amount of $204,000,000.00 pursuant to a Loan Agreement of even date herewith between Indemnitee and Borrower (the “Loan Agreement”), which Loan shall be evidenced by each Note (as defined in the Loan Agreement) dated the date hereof and made by Borrower in favor of Indemnitee in the aggregate aforementioned principal amount, and secured by, among other things one or more mortgages/deeds of trust/deeds to secure debt, dated as of the date hereof, given by Borrower to or for the benefit of Indemnitee and encumbering the Property (individually and collectively, as the context may require, the “Security Instrument”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Loan Agreement.

C.       Indemnitee is unwilling to make the Loan unless Indemnitor agrees to provide the indemnification, representations, warranties, covenants and other matters described in this Agreement for the benefit of the Indemnified Parties.

D.       Indemnitor is entering into this Agreement to induce Indemnitee to make the Loan.

AGREEMENT:

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Indemnitor hereby agrees for the benefit of the Indemnified Parties as follows:

1.     Indemnification. Indemnitor covenants and agrees, at its sole cost and expense, to protect, defend, indemnify, release and hold the Indemnified Parties harmless from and against any and all Losses (defined below) imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any presence of any Hazardous Substances in, on, above, or under the Property in violation of Environmental Law; (b) any past, present or threatened Release of Hazardous Substances in, on, above, under or from the Property in violation of Environmental Law; (c) any activity by Indemnitor, any Person affiliated with Indemnitor, and any tenant or other user of the Property in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the Property of any Hazardous Substances at any time located in, under, on or above the Property; (d) any activity by Indemnitor, any Person affiliated with Indemnitor, and any tenant or other user of the Property in connection with any actual or proposed Remediation of any Hazardous Substances at any time located in, under, on or above the Property, whether or not such Remediation is voluntary or pursuant to court or administrative order, including any removal, remedial or corrective action; (e) any past, present or threatened non-compliance or violations of any Environmental Laws (or permits issued pursuant to any Environmental Law) in connection with the Property or operations thereon, including any failure by Indemnitor, any Person affiliated with Indemnitor, and any tenant or other user of the Property to comply with any order of any Governmental Authority in connection with any Environmental Laws with respect to the Property; (f) the imposition, recording or filing or the threatened imposition, recording or filing of any Environmental Lien encumbering the Property; (g) any administrative processes or proceedings or judicial proceedings in any way connected with the environmental condition of the Property; (h) any past, present or threatened injury to, destruction of or loss of natural resources in any way connected with the Property, including costs to investigate and assess such injury, destruction or loss; (i) any acts of Indemnitor, any Person affiliated with Indemnitor, and any tenant or other user of the Property in arranging for disposal or treatment, or arranging with a transporter for transport for disposal or treatment, of Hazardous Substances from the Property at any facility or incineration vessel containing such or similar Hazardous Substances; (j) any acts of Indemnitor, any Person affiliated with any Indemnitor, and any tenant or other user of the Property in accepting any Hazardous Substances for transport to disposal or treatment facilities, incineration vessels or sites from which there is a Release, or a threatened Release of any Hazardous Substance which causes the incurrence of costs for Remediation; and (k) any misrepresentation or inaccuracy in any representation or warranty relating to the environmental condition of the Property or material breach or failure to perform any covenants or other obligations relating to the environmental condition of the Property pursuant to this Agreement or the Loan Agreement.

2.     Duty to Defend and Attorneys and Other Fees and Expenses. Upon written request by any Indemnified Party, Indemnitor shall defend same (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals reasonably approved by the Indemnified Parties. Notwithstanding the foregoing, any Indemnified Parties may, in their sole and absolute discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of such Indemnified Parties, their attorneys shall control the resolution of any claim or proceeding, providing that no compromise or settlement shall be entered without Indemnitor’s written consent, which consent shall not be unreasonably withheld. Upon demand, Indemnitor shall pay or, in the sole and absolute discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable, out-of-pocket fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith; provided, however, that Indemnitor shall not be liable for, and shall not have to pay or reimburse the Indemnified Parties for, the fees and expenses of more than one (1) general counsel, and one (1) separate local counsel for the state in which the Property is located.

3.     Definitions. Capitalized terms used herein and not specifically defined herein shall have the respective meanings ascribed to such terms in the Loan Agreement. As used in this Agreement, the following terms shall have the following meanings:

The term “Legal Action” means any claim, suit or proceeding, whether administrative or judicial in nature.

The term “Losses” means any actual out-of-pocket losses, damages (excluding in all events any consequential, exemplary, punitive, indirect and special damages), costs, fees, expenses, claims, suits, judgments, awards, liabilities (including strict liabilities), obligations, debts, fines, penalties, charges, costs of Remediation (whether or not performed voluntarily), amounts paid in settlement, litigation costs, reasonable attorneys’ fees, engineers’ fees, environmental consultants’ fees, and investigation costs (including costs for sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards but in no event shall “Losses” include any sums incurred as a result of the gross negligence, fraud or willful misconduct of Indemnitee or its agents.

4.     Unimpaired Liability. The liability of Indemnitor under this Agreement shall in no way be limited or impaired by any amendment or modification of the provisions of the Note, the Loan Agreement, the Security Instrument or any other Loan Document to or with Indemnitee by Indemnitor or any Person who succeeds Indemnitor or any Person as owner of the Property. In addition, the liability of Indemnitor under this Agreement shall in no way be limited or impaired by (i) any extensions of time for performance required by the Note, the Loan Agreement, the Security Instrument or any of the other Loan Documents, (ii) any sale or transfer of all or part of the Property, except as expressly permitted in the Loan Documents, (iii) except as provided herein, any exculpatory provision in the Note, the Loan Agreement, the Security Instrument, or any of the other Loan Documents limiting Indemnitee’s recourse to the Property or to any other security for the Note, or limiting Indemnitee’s rights to a deficiency judgment against Indemnitor, (iv) the accuracy or inaccuracy of the representations and warranties made by Indemnitor under the Note, the Loan Agreement, the Security Instrument or any of the other Loan Documents or herein, (v) the release of Indemnitor or any other Person from performance or observance of any of the agreements, covenants, terms or conditions contained in any of the other Loan Documents by operation of law, Indemnitee’s voluntary act, or otherwise, (vi) the release or substitution in whole or in part of any security for the Loan, or (vii) Indemnitee’s failure to record the Security Instrument or file any UCC financing statements (or Indemnitee’s improper recording or filing of any thereof) or to otherwise perfect, protect, secure or insure any security interest or lien given as security for the Loan; and, in any such case, whether with or without notice to Indemnitor and with or without consideration.

5.     Enforcement. The Indemnified Parties may enforce the obligations of Indemnitor without first resorting to or exhausting any security or collateral or without first having recourse to the Note, the Loan Agreement, the Security Instrument, or any other Loan Documents or any of the Property, through foreclosure proceedings or otherwise, provided, however, that nothing herein shall inhibit or prevent Indemnitee from suing on the Note, foreclosing, or exercising any power of sale under, the Security Instrument, or exercising any other rights and remedies thereunder. This Agreement is not collateral or security for the Debt, unless Indemnitee expressly elects in writing to make this Agreement additional collateral or security for the Debt, which Indemnitee is entitled to do in its discretion. It is not necessary for an Event of Default to have occurred for the Indemnified Parties to exercise their rights pursuant to this Agreement. Notwithstanding any provision of the Loan Agreement, the obligations pursuant to this Agreement are exceptions to any non-recourse or exculpation provision of the Loan Agreement; Indemnitor is fully and personally liable for such obligations, and such liability is not limited to the original or amortized principal balance of the Loan or the value of the Property.

6.     Survival. (a)     The indemnity obligations and liabilities of Indemnitor under this Agreement shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instrument. Notwithstanding the foregoing, the liabilities and obligations of Indemnitor hereunder shall not apply to the extent that any such liability or obligation has been adjudicated as final (and is not subject to appeal) to have arisen from, or that Indemnitor can prove arose solely from, Hazardous Substances that: (a) were not present on the Property prior to the date (the “Foreclosure Date”) that Indemnitee or its nominee acquired title to the Property, whether by foreclosure, exercise of power of sale or otherwise (including a deed in lieu that has been accepted by Indemnitee or its nominee) and (b) were not the result of any act or negligence of Indemnitor or any of Indemnitor’s affiliates, agents or contractors. Notwithstanding the foregoing, the continuing liability of Indemnitors hereunder shall terminate (other than with respect to any outstanding unfulfilled obligations or claims that have been made pursuant thereto) on the date which is one (1) year after, as applicable, the Foreclosure Date or the date on which the obligations of Borrower under the Loan Documents have been paid in full (the “Satisfaction Date”), provided that such termination shall be further conditioned upon Indemnitee’s receipt and reasonable approval of (i) with respect to each Individual Property other than the Individual Property located at 4343 Wyoming Ave., Dearborn, Michigan 48126 and owned by ARG UPDBNMI001, LLC (the “UP Central Leasing Property”), an updated Phase I environmental assessment report (and a follow up Phase II environmental assessment report if required by the Phase I), which report shall be dated, or last updated, to a date which is not earlier than the Satisfaction Date, showing no recognized environmental conditions or other materially adverse environmental conditions that were not disclosed in the Environmental Report and (ii) with respect to the UP Central Leasing Property, both (x) an updated Phase I environmental assessment report, which report shall be dated, or last updated, to a date which is not earlier than the Satisfaction Date, showing no recognized environmental conditions or other materially adverse environmental conditions and no other conditions that could reasonably be expected to result in liability hereunder or otherwise violate any Environmental Law, in each case, whether or not disclosed in the Environmental Report and (y) evidence reasonably satisfactory to Lender that Borrower has complied in all respects with the terms and provisions of 5.1.19 of the Loan Agreement.

(b)   Notwithstanding anything herein or in the Loan Documents to the contrary, Indemnitor shall have no liability for any portion of any Losses (or for any other indemnity obligations and liabilities hereunder) arising from: (i) any circumstances, conditions, actions or events taken or caused by any Person from and after a Transfer of (1) the entire Property (or any Individual Property in its entirety) or (2) all of the direct and indirect equity interests of any Borrower to a Person that is not an Affiliate of Indemnitor; provided that such Transfer has been approved by Indemnitee to the extent required under the terms of the Loan Documents and Indemnitee has received a replacement guaranty and environmental indemnity, each in form and substance substantially identical to the Guaranty and Environmental Indemnity or in form otherwise reasonably satisfactory to Indemnitee, with respect to liabilities arising from and after the date of such Transfer from one (1) or more substitute Indemnitor s reasonably acceptable to Indemnitee, (ii) any circumstances, conditions, actions or events taken or caused by any Person (other than Borrower, Indemnitor or any of their respective Affiliates, provided that Indemnitor shall have no liability for any circumstances, conditions, actions or events taken or caused by Borrower, Indemnitor or any of their respective Affiliates that is required to comply with applicable law or in connection with orders or directions received from a receiver, trustee, liquidator, conservator or Indemnitee) from and after the date on which (1) Indemnitee obtains title to the Property, whether by foreclosure, Indemnitee’s or its designee’s acceptance of a deed-in-lieu of foreclosure or otherwise, or (2) Indemnitee as a mortgagee-in-possession, takes actual possession and control of the Property or a receiver, trustee, liquidator or conservator is appointed at Indemnitee’s request, to take possession and control of the Property, or (iii) any circumstances, conditions, actions or events taken or caused by any Person (other than Borrower, Indemnitor or any of their respective Affiliates) (1) during any period in which any mezzanine lender permitted under Section 9.1.1(c)(i) of the Loan Agreement is in Control of Borrower and/or the Property, or (2) from and after the date on which such a mezzanine lender completes a mezzanine foreclosure or any such mezzanine lender’s acceptance of an assignment-in-lieu thereof.

7.     Interest. Any amounts payable to any Indemnified Parties under this Agreement shall become immediately due and payable on demand and, if not paid within thirty (30) days of such demand therefor, shall bear interest at the lesser of (a) the Default Rate or (b) the maximum interest rate which Indemnitor may by law pay or the Indemnified Parties may charge and collect, from the date payment was due, provided that the foregoing shall be subject to the provisions of Section 10 of the Note.

8.     Waivers. (a) Indemnitor hereby waives (i) any right or claim of right to cause a marshaling of Indemnitor’s assets or to cause Indemnitee or other Indemnified Parties to proceed against any of the security for the Loan before proceeding under this Agreement against Indemnitor; (ii) and relinquishes all rights and remedies accorded by applicable law to indemnitors or guarantors, except any rights of subrogation which Indemnitor may have, provided that the indemnity provided for hereunder shall neither be contingent upon the existence of any such rights of subrogation nor subject to any claims or defenses whatsoever which may be asserted in connection with the enforcement or attempted enforcement of such subrogation rights including any claim that such subrogation rights were abrogated by any acts of Indemnitee or other Indemnified Parties; (iii) the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against or by Indemnitee or other Indemnified Parties; (iv) notice of acceptance hereof and of any action taken or omitted in reliance hereon; (v) presentment for payment, demand of payment, protest or notice of nonpayment or failure to perform or observe, or other proof, or notice or demand; and (vi) all homestead exemption rights against the obligations hereunder and the benefits of any statutes of limitations or repose. Notwithstanding anything to the contrary contained herein, Indemnitor hereby agrees to postpone the exercise of any rights of subrogation with respect to any collateral securing the Loan until the Loan shall have been paid in full.

(b)   Indemnitor and Indemnitee hereby waive, to the fullest extent permitted by law, the right to trial by jury in any action, proceeding or counterclaim, whether in contract, tort or otherwise, relating to this Agreement or any acts or omissions of any Indemnified Parties in connection therewith.

9.     Subrogation. Indemnitor shall take any and all reasonable actions, including institution of Legal Action against third parties, necessary or appropriate to obtain reimbursement, payment or compensation from such Person responsible for the presence of any Hazardous Substances at, in, on, under or migrating onto the Property or otherwise obligated by law to bear the cost. The Indemnified Parties shall be and hereby are subrogated to all of Indemnitor’s rights now or hereafter in such claims.

10.   Indemnitor’s Representations and Warranties. Indemnitor represents and warrants that:

(a)   if Indemnitor is a corporation, a limited liability company, a trust or partnership, it has the full corporate/ limited liability company/ partnership/ trust power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement by Indemnitor has been duly and validly authorized; and all requisite corporate/ limited liability company/ partnership/ trust action has been taken by Indemnitor to make this Agreement valid and binding upon Indemnitor;

(b)   if Indemnitor is a corporation, a limited liability company, a trust or partnership, its execution of, and compliance with, this Agreement is in the ordinary course of business of Indemnitor and will not result in the breach of any term or provision of the charter, by-laws, partnership, operating or trust agreement, or other governing instrument of Indemnitor or result in the breach of any term or provision of, or conflict with or constitute a default under, or result in the acceleration of any obligation under, any agreement, indenture or loan or credit agreement or other instrument to which Indemnitor or the Property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which Indemnitor or the Property is subject;

(c)   to Indemnitor’s knowledge, there is no action, suit, proceeding or investigation pending or threatened against it which, either in any one instance or in the aggregate, would reasonably be expected to result in any material adverse change in the business, operations, financial condition, properties or assets of Indemnitor, or in any material impairment of the right or ability of Indemnitor to carry on its business substantially as now conducted, or in any material liability on the part of Indemnitor, or which would draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of Indemnitor contemplated herein, or which would be likely to impair materially the ability of Indemnitor to perform under the terms of this Agreement;

(d)   it does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

(e)   to the best of Indemnitor’s knowledge, no approval, authorization, order, license or consent of, or registration or filing with, any governmental authority or other person, and no approval, authorization or consent of any other party is required in connection with this Agreement; and

(f)    subject to general principles of equity and creditors’ rights, this Agreement constitutes a valid, legal and binding obligation of Indemnitor, enforceable against it in accordance with the terms hereof.

11.   No Waiver. No delay by any Indemnified Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of any such privilege, power or right.

12.   Notice of Legal Actions. Each party hereto shall, within five (5) Business Days of receipt thereof, give written notice to the other party hereto of (i) any notice, advice or other written communication from any Governmental Authority or any source whatsoever with respect to Hazardous Substances on, from or related to the Property which could reasonably be expected to materially and adversely affect the Property, and (ii) any Legal Action brought against such party or so related to the Property, with respect to which Indemnitor may have liability under this Agreement. Such notice shall comply with the provisions of Section 14 hereof.

13.   Intentionally Omitted.

14.   Notices. All notices or other written communications hereunder shall be made in accordance with (a) Section 10.6 of the Loan Agreement in the case of Indemnitee and Borrower, and (b) the respective Guaranty Agreement executed by any Indemnitor other than Borrower in the case of any such Indemnitor.

15.   Counterparts. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement.

16.   No Oral Change. This Agreement, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Indemnitor or any Indemnified Party, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

17.   Headings, Etc. The headings and captions of various paragraphs of this Agreement are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

18.   Number and Gender/Successors and Assigns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person referred to may require. Without limiting the effect of specific references in any provision of this Agreement, the term “Indemnitor” shall be deemed to refer to each and every Person comprising an Indemnitor from time to time, as the sense of a particular provision may require, and to include the heirs, executors, administrators, legal representatives, successors and assigns of Indemnitor, all of whom shall be bound by the provisions of this Agreement, provided that no obligation of Indemnitor may be assigned except with the written consent of Indemnitee. Each reference herein to Indemnitee shall be deemed to include its successors and assigns. This Agreement shall inure to the benefit of the Indemnified Parties and their respective successors and assigns.

19.   Release of Liability. Any one or more parties liable upon or in respect of this Agreement may be released without affecting the liability of any party not so released.

20.   Rights Cumulative. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies which Indemnitee has under the Note, the Security Instrument, the Loan Agreement or the other Loan Documents or would otherwise have at law or in equity.

21.   Inapplicable Provisions. If any term, condition or covenant of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

22.   Governing Law. The governing law and related provisions set forth in Section 10.3 of the Loan Agreement (including, any authorized agent provisions thereof) are hereby incorporated by reference as if fully set forth herein (with Indemnitor substituted in all places where Borrower appears thereunder) and shall be deemed fully applicable to Indemnitor hereunder. Indemnitor hereby certifies that it has received and reviewed the Loan Agreement (including, Section 10.3 thereof).

23.   Miscellaneous. (a) Wherever pursuant to this Agreement (i) Indemnitee exercises any right given to it to approve or disapprove, (ii) any arrangement or term is to be satisfactory to Indemnitee, or (iii) any other decision or determination is to be made by Indemnitee, the decision of Indemnitee to approve or disapprove, all decisions that arrangements or terms are satisfactory or not satisfactory and all other decisions and determinations made by Indemnitee, shall be in the sole and absolute discretion of Indemnitee, except as may be otherwise expressly and specifically provided herein.

(b)   Wherever pursuant to this Agreement it is provided that Indemnitor pay any costs and expenses, such costs and expenses shall include reasonable out-of-pocket legal fees and disbursements of Indemnitee, whether retained firms, and the reimbursements for the expenses of the in-house staff.

(c)   If Indemnitor consists of more than one person or party, the obligations and liabilities of each such person or party hereunder shall be joint and several.

(d)       The following rules of construction shall be applicable for all purposes of this Agreement and all documents or instruments supplemental hereto, unless the context otherwise clearly requires:

(i)	The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without being limited to”;

(ii)	The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”;

(iii)	The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision or section of this Agreement;

(iv)	An Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Indemnitee; and

(v)	No inference in favor of or against any party shall be drawn from the fact that such party has drafted any portion hereof or any other Loan Document.

24.       State Specific Provisions. In the event of any inconsistencies between the other terms and conditions of this Agreement and this Section, the terms and conditions of this Section shall control and be binding.

24.1      Pennsylvania Law Provisions. The following provisions shall apply to this Agreement to the extent that Pennsylvania law is deemed to govern this Agreement, otherwise, the following shall be null and void.

NONE.

24.2     Texas Law Provisions. The following provisions shall apply to this Agreement to the extent that Texas law is deemed to govern this Agreement, otherwise, the following shall be null and void.

(i) It is the express intention of Borrower and Borrower hereby agrees that the indemnities set forth in this Agreement will apply to and fully protect each indemnified party even though any claims, demands, liabilities, losses, damages, causes of action, judgments, penalties, costs and expenses (including reasonable attorneys’ fees) then the subject of indemnification may have been caused by, arise out of, or are otherwise attributable to, directly or indirectly, the negligence (excluding gross negligence) in whole or in part of such indemnified party and/or any other party.

(ii) THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN BORROWER, INDEMNITEE, AND BANK AS TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN SUCH PARTIES.

24.3       Wyoming Law Provisions. The following provisions shall apply to this Agreement to the extent that Wyoming law is deemed to govern this Agreement, otherwise, the following shall be null and void.

NONE.

24.4       Indiana Law Provisions. The following provisions shall apply to this Agreement to the extent that Indiana law is deemed to govern this Agreement, otherwise, the following shall be null and void.

(i)       All references to the term “attorneys’ fees” in this Agreement or any of the other Loan Documents shall be deemed to include, but shall not be limited to, reasonable, out-of-pocket support staff costs, amounts expended in litigation preparation, computerized research costs, telephone and facsimile expenses, mileage costs, deposition related expenses, postage costs, photocopy costs, process service fees, and costs of videotapes.

24.5       Intentionally Omitted.

24.6       Georgia Law Provisions. The following provisions shall apply to this Agreement to the extent that Georgia law is deemed to govern this Agreement, otherwise, the following shall be null and void.

(i)         This Agreement is made under Seal.

24.7       Michigan Law Provisions. The following provisions shall apply to this Agreement to the extent that Michigan law is deemed to govern this Agreement, otherwise, the following shall be null and void.

NONE.

24.8       Ohio Law Provisions. The following provisions shall apply to this Agreement to the extent that Ohio law is deemed to govern this Agreement, otherwise, the following shall be null and void.

NONE.

24.9       Louisiana Law Provisions. The following provisions shall apply to this Agreement to the extent that Louisiana law is deemed to govern this Agreement, otherwise, the following shall be null and void.

NONE.

24.10       Alabama Law Provisions. The following provisions shall apply to this Agreement to the extent that Alabama law is deemed to govern this Agreement, otherwise, the following shall be null and void.

NONE.

24.11       California Law Provisions. The following provisions shall apply to this Agreement to the extent that California law is deemed to govern this Agreement, otherwise, the following shall be null and void.

(a) Without limiting the generality, scope or meaning of any of the foregoing or any other provision of this Agreement:

(1)       Indemnitor hereby waives any and all benefits and defenses under California Civil Code Section 2810 and agrees that by doing so Indemnitor shall be liable even if Borrower had no liability at the time of execution of the Note, the Security Instrument or any other Loan Document or thereafter ceases to be liable. Indemnitor hereby waives any and all benefits and defenses under California Civil Code Section 2809 and agrees that by doing so Indemnitor’s liability may be larger in amount and more burdensome than that of Borrower. Indemnitor waives all rights to require Indemnitee to pursue any other remedy it may have against Borrower, or any member of Borrower, including any and all benefits under California Civil Code Section 2845, 2849 and 2850. Indemnitor further waives any rights, defenses and benefits that may be derived from Sections 2787 to 2855, inclusive, of the California Civil Code or comparable provisions of the laws of any other jurisdiction and further waives all other suretyship defenses Indemnitor would otherwise have under the laws of California or any other jurisdiction.

(2)       Upon a default by Borrower, Indemnitee in its sole discretion, without prior notice to or consent of Indemnitor, may elect to (A) foreclose either judicially or nonjudicially against any real or personal property security it may hold for the Loan, (B) accept a transfer of any such security in lieu of foreclosure, (C) compromise or adjust the Loan or any part of it or make any other accommodation with Borrower or (D) exercise any other remedy against Borrower or any security. No such action by Indemnitee shall release or limit the liability of Indemnitor, who shall remain liable under this Agreement after the action, even if the effect of the action is to deprive Indemnitor of any subrogation rights, rights of indemnity, or other rights to collect reimbursement from Borrower for any sums paid to Indemnitee, whether contractual or arising by operation of law or otherwise. Indemnitor expressly agrees that under no circumstances shall it be deemed to have any right, title, interest or claim in or to any real or personal property to be held by Indemnitee or any third party after any foreclosure or transfer in lieu of foreclosure of any security for the Loan.

(3)       Regardless of whether Indemnitor may have made any payments to Indemnitee, Indemnitor hereby waives (A) all rights of subrogation, indemnification, contribution and any other rights to collect reimbursement from Borrower or any other party for any sums paid to Indemnitee, whether contractual or arising by operation of law (including the United States Bankruptcy Code or any successor or similar statute) or otherwise, (B) all rights to enforce any remedy that Indemnitee may have against Borrower and (C) all rights to participate in any security now or later to be held by Indemnitee for the Loan. The waivers given in this subsection (3) shall be effective until the Loan has been paid and performed in full.

(4)       Indemnitor waives all rights and defenses arising out of an election of remedies by Indemnitee, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guarantied obligation, has destroyed Indemnitor’s rights of subrogation and reimbursement against Borrower by operation of Section 580d of the California Code of Civil Procedure or otherwise. Indemnitor further waives any right to a fair value hearing under California Code of Civil Procedure Section 580a, or any other similar law, to determine the size of any deficiency owing (for which Indemnitor would be liable hereunder) following a non-judicial foreclosure sale.

(5)       Without limiting the foregoing or anything else contained in this Agreement, Indemnitor waives all rights and defenses that Indemnitor may have because the Loan is secured by real property. This means, among other things:

(a)       that Indemnitee may collect from Indemnitor without first foreclosing on any real or personal property collateral pledged by Borrower; and

(b)       if Indemnitee forecloses on any real property collateral pledged by Borrower: (x) the amount of the Loan may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (y) Indemnitee may collect from Indemnitor even if Indemnitee, by foreclosing on the real property collateral, has destroyed any right Indemnitor may have to collect from Borrower. This subsection (5) is an unconditional and irrevocable waiver of any rights and defenses Indemnitor may have because the Loan is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Sections 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(6)       Indemnitor waives all rights and defenses arising out of any failure of the Indemnitee to disclose to the Indemnitor any information relating to the financial condition, operations, properties or prospects of Borrower now or in the future known to the Indemnitee (Indemnitor waiving any duty on the part of the Indemnitee to disclose such information).

(7)        Without limiting the generality of the foregoing or any other provision of this Agreement, Indemnitor hereby expressly waives any and all benefits under California Civil Code sections 2815, 2819, 2822, 2839, 2846, 2847, 2899 and 3433, California Code of Civil Procedures sections 580a, 580b, 580c, 580d and 726, and Chapter 2 of Title 14 of the California Civil Code.

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(b) Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, INDEMNITOR HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY INDEMNITOR, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. INDEMNITEE IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY INDEMNITOR.

/s/ JT	/s/ JT
Indemnitor’s Initials	Indemnitor’s Initials

NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IN THE EVENT THAT THE JURY TRIAL WAIVER CONTAINED IN THIS AGREEMENT IS HELD OR DEEMED TO BE UNENFORCEABLE, INDEMNITOR HEREBY EXPRESSLY AGREES TO SUBMIT TO JUDICIAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1 ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT FOR WHICH A JURY TRIAL WOULD OTHERWISE BE APPLICABLE OR AVAILABLE. PURSUANT TO SUCH JUDICIAL REFERENCE, THE PARTIES TO THIS AGREEMENT AGREE TO THE APPOINTMENT OF A SINGLE REFEREE AND WILL USE THEIR BEST EFFORTS TO AGREE ON THE SELECTION OF A REFEREE. IF THE PARTIES TO THIS AGREEMENT ARE UNABLE TO AGREE ON A SINGLE REFEREE, A REFEREE WILL BE APPOINTED BY THE COURT UNDER CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 AND 640 TO HEAR ANY DISPUTES UNDER THIS AGREEMENT IN LIEU OF ANY SUCH JURY TRIAL. INDEMNITOR ACKNOWLEDGES AND AGREES THAT THE APPOINTED REFEREE WILL HAVE THE POWER TO DECIDE ALL ISSUES IN THE APPLICABLE ACTION OR PROCEEDING, WHETHER OF FACT OR LAW, AND WILL REPORT A STATEMENT OF DECISION THEREON; PROVIDED, HOWEVER, THAT ANY MATTERS WHICH WOULD NOT OTHERWISE BE THE SUBJECT OF A JURY TRIAL WILL BE UNAFFECTED BY THIS WAIVER. INDEMNITOR HEREBY AGREES THAT THE PROVISIONS CONTAINED IN THIS AGREEMENT HAVE BEEN FAIRLY NEGOTIATED ON AN ARMS-LENGTH BASIS, WITH INDEMNITOR AGREEING TO THE SAME KNOWINGLY AND BEING AFFORDED THE OPPORTUNITY TO HAVE ITS LEGAL COUNSEL CONSENT TO THE MATTERS CONTAINED IN THIS AGREEMENT.

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2

IN WITNESS WHEREOF, this Agreement has been executed by Indemnitor as of the day and year first above written.

INDEMNITOR:

ARG CMGLTWY001, LLC,
ARG SSFSRIN001, LLC,
ARG EQWBGPA001, LLC,
ARG HCCLHGA001, LLC,
ARG UPDBNMI001, LLC,
ARG CDNCNOH001, LLC,
ARG MT2PKSLB001, LLC,
ARG HRTFTGA001, LLC,
ARC FELKCLA001, LLC,
ARG EHBIRAL001, LLC,
ARC ATSNTTX001, LLC and
ARC SLSTCCA001, LLC,
each a Delaware limited liability company

By: /s/ James A. Tanaka
James A. Tanaka, Authorized Signatory for each such Limited Liability Company

INDEMNITOR:

GLOBAL NET LEASE OPERATING PARTNERSHIP, L.P.,
a Delaware limited partnership

By: /s/ James A. Tanaka,
James A. Tanaka, Authorized Signatory

Signature Page to Environmental Indemnity Agreement